Exhibit 99(n)

DREYFUS INVESTMENT GRADE BOND FUNDS, INC.

Rule 18f-3 Plan

           Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), requires that the Board of an investment company desiring to offer multiple classes pursuant to said Rule adopt a plan setting forth the separate arrangement and expense allocation of each class, and any related conversion features or exchange privileges.

           Dreyfus Investment Grade Bond Funds, Inc. (the "Company") desires to offer multiple classes with respect to each series of the Company listed on Schedule A attached hereto (each, a "Fund"), and the Company's Board, including a majority of the Board members who are not "interested persons" (as defined in the 1940 Act), has determined that the following plan is in the best interests of each class individually and the Fund as a whole:

           1.  Class Designation: Fund shares shall be divided into Institutional shares and Investor shares.

           2.  Differences in Services: The services offered to shareholders of each Class shall be substantially the same, except for certain services provided to holders of Investor shares.

           3.  Differences in Distribution Arrangements: Institutional shares and Investor shares shall be offered at net asset value. Neither Class shall be subject to any front-end or contingent deferred sales charges.

           Institutional shares of Dreyfus Intermediate Term Income Fund shall be offered to investors who maintain a minimum Fund account balance of $1 million, and such shares held by investors who do not maintain a minimum Fund account balance of $1 million will convert to Investor shares of the Fund upon 45 days' prior notice to the investor. Investor shares of Dreyfus Intermediate Term Income Fund shall be subject to an annual service fee at the rate of 0.25% of the value of the average daily net assets of Investor shares, pursuant to a Shareholder Services Plan.

           Institutional shares and Investor shares of Dreyfus Institutional Yield Advantage Fund are subject to a minimum initial investment of $10,000,000, except as provided in the Fund's prospectus. Shares of Dreyfus Institutional Yield Advantage Fund are not subject to conversion from one Class to another Class. Investor shares of Dreyfus Institutional Yield Advantage Fund shall be subject an annual distribution and service fee at the rate of 0.25% of the value of the average daily net assets of Investor shares, pursuant to a Service Plan adopted in accordance with Rule 12b-1 under the 1940 Act.

           Institutional shares and Investor shares of Dreyfus Inflation Adjusted Securities Fund are subject to a minimum initial investment of $10,000,000, except as provided in the Fund's prospectus. Shares of Dreyfus Inflation Adjusted Securities Fund are not subject to conversion from one Class to another Class. Investor shares of Dreyfus Inflation Adjusted Securities Fund shall be subject to an annual service fee at the rate of 0.25% of the value of the average daily net assets of Investor shares, pursuant to a Shareholder Services Plan.

           4.  Expense Allocation. The following expenses shall be allocated, to the extent practicable, on a Class-by-Class basis: (a) fees under the Service Plan and/or Shareholder Services Plan; (b) transfer agent fees identified by the Fund's transfer agent as being attributable to a specific Class; (c) printing and postage expenses related to preparing and distributing materials, such as shareholder reports, prospectuses and proxies, to current shareholders of a specific Class; (d) litigation or other legal expenses relating solely to a specific Class; and (e) fees and expenses of administration that are identified and approved by the Company's Board as being attributable to a specific Class.

           5.  Exchange Privileges: Shares of a Class of Dreyfus Institutional Yield Advantage Fund and Dreyfus Inflation Adjusted Securities Fund shall be exchangeable only for (a) shares of the same Class of other investment companies managed or administered by The Dreyfus Corporation or its affiliates as specified from time to time and (b) shares of certain other Classes of such investment companies or shares of certain other investment companies specified from time to time.

Dated: May 3, 2001
Revised: August 1, 2002

SCHEDULE A

Name of Fund

Dreyfus Intermediate Term Income Fund

Dreyfus Institutional Yield Advantage Fund

Dreyfus Inflation Adjusted Securities Fund